Exhibit 10.3

RESTRICTED STOCK AWARD AGREEMENT

EAGLE BANCORP, INC.
2006 STOCK PLAN

THIS RESTRICTED STOCK AWARD AGREEMENT (“Agreement”) pursuant to the Eagle Bancorp, Inc. (the “Company”) 2006 Stock Plan (the “Plan”), which was adopted by the Company and which is incorporated by reference herein, receipt of which is hereby acknowledged. Capitalized terms used but not defined herein have the meaning ascribed to them in the Plan.

Award.  The Company hereby grants to ________________________ (the “Participant”) an award of ________________ shares of the Company’s Common Stock, $.01 par value, subject to the satisfaction of the Performance Based Award conditions (the “Restrictions”) contained herein and to the provisions of the Plan.  Until the issuance of shares of Common Stock following the release of shares upon the satisfaction of the Restrictions, the shares subject to this Agreement shall be referred to as “Restricted Stock”.

Vesting. Subject to the satisfaction of the Restrictions, the Restricted Stock shall vest, to the extent the Restrictions have been satisfied, on January 1, 20__, subject to acceleration or earlier vesting in whole or in part in accordance with the provisions of the Plan.  In the event of the Death, Disability or Retirement of Participant, the Restricted Stock shall vest for that number of shares of Restricted Stock as bears the same relation to the total number of shares of Restricted Stock as the period of service from the date of grant to the date of Death, Disability or Retirement bears to the period from the date of grant to December 31, 20__, in any event subject to the provisions of the Plan, and subject to the satisfaction of the Restrictions or such portion thereof as the Committee may in its discretion determine.

Restrictions.  The vesting of Restricted Stock shall be subject to the satisfaction of the following Restriction(s):

[insert performance targets]

•      Restricted Stock may vest only if the Participant has maintained Continuous Service with the Company or an Affiliate from the date of grant hereof through the date of vesting, except that in the event of the Death, Disability or Retirement of the Participant, Restricted Stock may vest only if the Participant has maintained Continuous Service with the Company or an Affiliate from the date of grant hereof through the date of Death, Disability or Retirement.

Forfeiture of Restricted Stock. Any Restricted Stock which is not vested in the Participant or for which the Restrictions have not been satisfied during the Restriction Period shall be forfeited, and Participant shall have no right to receive such shares, or to any payment in cash or shares in lieu thereof, or any alternative consideration or payment in respect thereof.

Other Limitations  No shares of Restricted Stock may be issued if the issuance of Common Stock upon vesting would constitute a violation of any applicable federal or state securities or other law or valid regulation.  As a condition to the Participant’s receipt of Restricted Stock, the Company may require the participant or other person receiving the Restricted Stock to make any representation and warranty to the Company as may be required by any applicable law or regulation.

Withholding.  The Participant hereby agrees that the vesting of any Restricted Stock will not be effective, and no Common Stock will become transferable to the Participant, until the Participant makes appropriate arrangements with the Company for such tax withholding as may be required of the Company under federal, state, or local law on account of such exercise.

Non-transferability.  This Agreement and the Restricted Stock reflected hereby may not be transferred in any manner otherwise than by will or the laws of descent or distribution, or pursuant to a “qualified domestic relations order” (within the meaning of Section 414(p) of the Code and the regulations and rulings thereunder).  The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors, and assigns of the Participant.

No Employment Right. Nothing in this Agreement or the Plan shall be construed as creating any contract of employment or as conferring on Participant any legal or equitable right to continue employment or other service with the Company or any Affiliate, or any level of compensation.

No Shareholder Rights. Nothing in this Agreement or in the Plan shall be construed as conferring on Participant any rights as a shareholder of the Company (including but not limited the right to vote any shares or receive any cash dividends) with respect to any Restricted Stock unless and until the Restriction shall have been satisfied.

Issuance of Shares.  Upon satisfaction of the Restrictions, or, if later, the final determination by the Company that the Restrictions have, or have not been satisfied, the Company shall issue to the Participant certificates reflecting such number of shares of Restricted Stock which have been vested and earned, subject to such continuing restrictions set forth in the Plan.

Tax Consequences.  The Participant acknowledges that the Participant may have the right, within 30 days of the date of grant, to make an irrevocable election to include the value of the  Restricted Stock in income at the time of grant, based on the Market Value of the Restricted Stock at the date of grant, rather than including only the value of vested and earned shares at the date of vesting.  The Participant acknowledges that the Company has not and is not providing any tax advice to Participant and that Participant shall make his/her own determination with respect to the Section 83 election, alone or in consultation with his/her own personal tax advisors.

Date:	, 20
EAGLE BANCORP, INC.
BY: THE 2006 STOCK PLAN COMMITTEE

By:
Name:
Title:
Accepted and Agreed:

Participant